Filed Pursuant to Rule 424(b)(3)
Registration no. 333-254710

Constance ®

Contingent Deferred Annuity Certificate

Issued by: Midland National® Life Insurance Company

Supplement dated November 15, 2022 to the Prospectus Dated April 29, 2022

This Supplement describes important changes that are being made to the investment options available under your Certificate. Please read this Supplement carefully and retain it with your Prospectus for future reference.

Effective November 15, 2022, you may invest your Covered Asset Pool in the following Restricted Asset Allocation Portfolios.

Fund	Asset Class
AQR International Momentum Style Fund;R6	International
AQR Large Cap Momentum Style Fund;R6	Core Equity
Cohen & Steers Preferred Securities & Income Fd;I	Core Fixed
DFA US Targeted Value Portfolio;Institutional	Small/Mid Cap
DoubleLine Low Dur Em Mkts Fixed Income;I	Core Fixed
DoubleLine Total Return Bond Fund;I	Core Fixed
FT III:Pfd Sec & Inc	Core Fixed
Goldman:AB US Lg Cap Eq	Core Equity
GQG Partners US Select Quality Equity Fund;Inst	Core Equity
Guggenheim Total Return Bond Fund;Institutional	Core Fixed
Invesco S&P 500 Qual	Core Equity
Invesco S&P500 LowVl	Core Equity
John Hancock Disciplined Value Mid Cap Fund;Inst	Small/Mid Cap
JPMorgan:Div Ret Intl Eq	International
LSV Small Cap Value Fund;Institutional	Small/Mid Cap
MetWest Total Return Bond Fund;I	Core Fixed
MFS International Intrinsic Value Fund;I	International
PIMCO Income Fund;Institutional	Core Fixed
PRIMECAP Odyssey Aggressive Growth Fund	Small/Mid Cap
Schwab Small-Cap Index Fund	Small/Mid Cap
Schwab Str:US Agg Bd ETF	Core Fixed
T Rowe Price Blue Chip Growth Fund	Core Equity
T Rowe Price QM US SmCp Gro Eqty Fd;I	Small/Mid Cap
TCW Core Fixed Income Fund;I	Core Fixed
Vanguard Equity Income Fund;Admiral	Core Equity

Effective November 15, 2022, you may invest your Covered Asset Pool in the following models.

Model	Asset Allocation Tier
Commonwealth PPS Select Passive-Balance Equity	B

Commonwealth PPS Select Passive-Primarily Equity	C
Commonwealth PPS Select Active-Balance Equity	B
Commonwealth PPS Select Active-Primarily Equity	C
Commonwealth PPS Select Core/Satellite-Balance Equity	B
Dynamic Wealth Advisors DFA Models-Mid-size 50%	C
Dynamic Wealth Advisors ETF Models-Mid-size 50%	B
Kingsview Investment Management Multi-Strat-Balanced	B
Kingsview Investment Management Multi-Strat-Conservative	A
Kingsview Investment Management Multi-Strat-Moderate Aggressive	C
Kingsview Investment Management Multi-Strat-Moderate conservative	A
Pension & Wealth Management Advisors PWM Global-Conservative	A
Pension & Wealth Management Advisors PWM Global-Growth and Income	B
Pension & Wealth Management Advisors PWM Global-Aggressive Growth	C

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If you have any questions, please call us toll-free at (877) 747-3421, or write us at 222 South First Street, Suite 600, Louisville, KY 40202.

Please retain this supplement for future reference.